Exhibit 99.4

PROMISSORY NOTE

U.S. $9,500,000.00	Date: ____________________, 2026

FOR VALUE RECEIVED, the undersigned, (1) Blazing Success Holdings Limited, a [British Virgin Islands] company (Company No.2103914), with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Blazing Success”); and (2) Ocean Empire Group Limited, a British Virgin Islands company (Company No.2109752), with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Ocean Empire”; Blazing Success and Ocean Empire each a “Borrower” and together, jointly and severally, the “Borrower”), hereby promises to pay to the order of LHS Prime Limited, a British Virgin Islands corporation having an address at Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands (“Lender”), the principal amount of Nine Million Five Hundred Thousand Dollars (US$9,500,000.00) plus any outstanding interest thereon calculated from the date hereof, in accordance with the terms of this Promissory Note (this “Note”).

NOW, THEREFORE, for good and valuable consideration, the Borrower hereto, intending to be legally bound, agrees as follows:

1. Interest Payment Calculation. Interest on the outstanding principal balance under this Note shall accrue at the rate of 8% per annum, such interest to be calculated on the basis of the actual number of calendar days elapsed over a year of 365 days (or 366 if applicable). Upon the occurrence and continuation of an Event of Default as set forth in paragraph 6 below, the amount due as of the date of default shall bear interest at an additional .0005% per diem in addition to the pre-default rate of 8% per annum.

2. Maturity Date. All principal, interest and other charges payable under this Note shall be due on the 24th month from the date of issue of this Note, i.e._____________, 2028 (the “Maturity Date”).

3. Prepayments. The Borrower may, upon notice to the Lender, elect to prepay this Note, in whole or in part, without penalty, any time prior to the Maturity Date.

4. Method of Payment; Payments Due on a Day other than a Business Day.

(a) Principal and any fees or other amounts owed hereunder shall be paid to the Lender, by wire transfer, ACH or check, in lawful money of the United States of America, on or before the date when due without offset or counterclaim in immediately available funds.

(b) If any payment to be made on or under this Note is stated to be due or becomes due and payable on a day other than a business day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding business day.

5. Security for the Note. The unpaid principal of and interest on, together with all other amounts owing under this Note are secured by a pledge of [_100__] ordinary shares of Grande Holding Limited, representing 100 percent (100%) of its issued share capital (the “Pledged Shares”) (and all of the proceeds therefrom) pursuant to that certain Share Charge (the “Share Charge”), dated of even date herewith, made by the Borrower in favor of the Lender.

6. Event of Default; Remedies. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) The Borrower defaults in the payment of any of the obligations under this Note, or any portion thereof, when the same becomes due and payable; or

(b) The Borrower defaults in the performance of or compliance with any term contained herein, and such default is not remedied within five (5) days of written notice thereof to the Borrower; or

(c) Any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third person and the same is not lifted or discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by Borrower; or

(d) If a notice of lien, levy or attachment is filed or issued by any state, county, municipality, national or other governmental agency against all or any portion of the Borrower’s property, which levy, lien or attachment is not lifted or discharged within the earlier of thirty (30) days of issuance or five (5) days prior to the exercise of remedies with respect to any such levy, assessment or attachment; or

(e) If any warranty, representation, or written statement or certification made herein or delivered to Lender in connection with this Note proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof; or

(f) If the Borrower’s obligations hereunder are limited or terminated by operation of law; or

(g) If this Note shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any other person, or a proceeding shall be commenced by Borrower or any other person, or by any governmental authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any liability or obligation purported to be created under this Note; or

(h) By order of a court of competent jurisdiction, a trustee, receiver, custodian, liquidator, agent or other similar official of Borrower’s property or any part thereof, shall be appointed and such other shall not be discharged or dismissed within ninety (90) days after such appointment; or

(i) Borrower shall (a) file an insolvency proceeding, or if, by decree of a court of competent jurisdiction, Borrower shall be adjudicated a bankrupt, or be declared insolvent, (b) certify in writing their inability to pay their debts generally as they become due, except to the extent Borrower’s inability to pay such debts is due to solely to Lender’s determination not to provide funding under this Note, or (c) consent to the appointment of a receiver or receivers of all or any part of its property; or

(j) Any of the creditors of Borrower shall file an insolvency proceeding against Borrower, and if such proceeding shall not be discharged or dismissed within ninety (90) days after the date on which such proceeding was commenced.

All amounts due hereunder shall become immediately due and payable (a) automatically if Borrower commences or has commenced against it any bankruptcy or insolvency proceeding and (b) at the Lender’s option upon the occurrence of any other Event of Default. Lender may exercise any and all enforcement remedies authorized at law or equity. In addition to recovery of all amounts due under this Note, Lender shall also be entitled to recover all costs, fees and expenses, including reasonable attorneys’ fees, incurred in the enforcement of its rights under this Note, whether or not litigation is commenced.

7. Waivers. The Borrower hereby waives presentment, protest, demand, notice of dishonor or non-payments, as well as all defenses with respect to this Note and/or any obligation, notice of acceptance hereof, notice of loans or credit advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description. No renewal or extension of this Note or any rights hereunder, no release of the Borrower, or delay or omission on Lender’s part in enforcing this Note or any other loan document or in exercising or enforcing any right, remedy, option or power hereunder or under any other loan document, shall affect the liability of the Borrower or operate as a waiver of such or any other right, remedy, power or option or of any default. The pleading of any statute of limitations as a defense to any demand against the Borrower is expressly waived by the Borrower.

8. Exercise of Rights; Dispute Resolution; Service of Process.

(a) Lender shall have the right in its sole discretion to determine which rights, powers, liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate or modify or to take any other action with respect thereto, and such determination will not in any way modify or affect any of Lender’s rights, powers, liens, security interests or remedies hereunder or under any loan documents or under applicable law or otherwise.

(b) The enumeration of the foregoing rights and remedies is not intended to be exhaustive. The rights and remedies of Lender described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have by contract or at law or in equity, and the partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

(c) Any dispute, controversy or claim arising out of or relating to this Note, including its existence, validity, interpretation, performance, breach or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be the Cayman Islands; the number of arbitrators shall be three (3), one nominated by the claimant, one by the respondent, and the third (who shall act as presiding arbitrator) by the two party-nominated arbitrators; the language of the arbitration shall be English. The award shall be final and binding on the parties. Notwithstanding the foregoing, nothing in this Section shall prevent the Lender from seeking interim, conservatory or injunctive relief, or from enforcing the Share Charge, before any court of competent jurisdiction. Borrower further agrees that a copy of this Note kept in the Lender’s course of business may be admitted into evidence as an original, and waives personal service of any summons, complaint or other process required to be served, in any such proceeding and agrees that the same may be served, with the same effect as personal service in the Cayman Islands or Hong Kong, by certified or registered mail or overnight mail service (including but not limited to Federal Express, DHL or similar service) addressed to the address for notices as herein provided. Nothing in this paragraph precludes either party from serving process by any other method provided by law.

9. Lawful Limits. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to the Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and if the Lender shall have received interest, or any other payment of any kind which might be deemed to be interest under applicable law in excess of the highest maximum lawful rate, then such excess amount shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by the Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance hereunder, Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 9 shall control to the extent any other provision of this Note is inconsistent herewith.

10.  Governing Law. This Note shall be governed by and construed in accordance with the laws of the Cayman Islands without giving effect to its conflict of laws rules.

11.  Successors and Assigns. This Note shall be binding upon and issue to the benefit of the parties named herein and their respective successors and permitted assigns. This Note may not be assigned except upon the prior written consent of the Lender.

12. Facsimile or Electronic Signature. A facsimile or electronic signature on this Note shall be acceptable and binding.

13. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions of this Note.

14. Amendments. The terms of this Note may only be amended upon the mutual written consent of the Borrower and the Lender.

15. Address for Notices. All notices to be given hereunder shall be in writing, shall be sent to the respective addresses set forth on page one of this Note (or at such other address as the respective party shall so specify) and shall be deemed effective for all purposes hereunder if (i) sent by registered or certified mail to the respective parties, return receipt requested, (ii) personally served on Borrower or Lender or via e-mail (at __________________ for the Borrower; and at ____________ for the Lender) or (iii) sent by Federal Express or other overnight courier to the respective parties. Notices shall be deemed delivered on the (i) third (3rd) Business Day (meaning any day other than a Saturday, Sunday or public holiday on which banks are open for general business in Hong Kong and the Cayman Islands) after the sending thereof, if sent by registered or certified mail, (ii) day of delivery if personally served or delivery is refused and (iii) day of delivery, if sent by Federal Express or other overnight carrier. Borrower will notify the Lender promptly and in writing of any change of address.

IN WITNESS HEREOF, the Borrower has executed this Note as of the date first above written. Each of the Borrowers executes this Note, and the Borrowers are jointly and severally liable for all obligations under it.

Borrower: Blazing Success Holdings Limited, as Borrower

By:
Title:	Director

Borrower: Ocean Empire Group Limited, as Borrower

By:
Title:	Director

STATE OF	)
:
COUNTY OF	)

On the ________day of ____________________, in the year 2026, before me the undersigned, a Notary Public in and for said State, personally appeared_______________________,personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as a duly authorised signatory of [Blazing Success Holdings Limited / Ocean Empire Group Limited] (the relevant Borrower), and acknowledged to me that such company executed the same and that he/she was duly authorised to do so.

Notary Public

[Notarial Seal]

[Blazing Success Holdings Limited / Ocean Empire Group Limited] (the Borrower under the Note)